Exhibit (a)(1)(F)
FORM OF INDIVIDUAL LISTING OF ELIGIBLE OPTIONS
Eligible Options*
[Name]

			Exercise				Date
Grant	Grant		Price	Options			Options
Number	Date	Type	($ per share)	Outstanding	Vested	Unvested	Expire

*	Your outstanding options that you may exchange for new options in Brigham Exploration Company’s stock option exchange offer. Please refer to the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated July 13, 2009, and other related documents for terms and conditions.